Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of HappyNest REIT, Inc., of our report dated April 29, 2024, relating to the financial statements of HappyNest REIT, Inc., as of December 31, 2023 and 2022 for the years then ended.

/s/ Assurance Dimensions

Margate, Florida

April 29, 2024